EXHIBIT 5.1
                                  EXHIBIT 23.1


                               Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                         303-422-8127 * 303-431-1567 fax
                                MALATTYCO@AOL.COM


                                  July 3, 2013

Hinto Energy, Inc.
7609 Ralston Road
Arvada, Colorado  80002


Re: Post-Effective Registration Statement No. 1 on Form S-1 for common shares of Hinto Energy, Inc.

Gentlemen:

         At your request, I have examined Post-Effective Registration Statement No. 1 which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of:

     (a)  3,689,560 shares listed for sale on behalf of selling shareholders;

     (b) 601,150 shares listed for sale on behalf of selling shareholders, which were registered in Registration Statement No. 333-197368 and are being included under this new registration; and

     (c) 1,604,000 shares of common stock underlying Warrants exercisable at $0.50 per share ("$0.50 Warrants").

         In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and not others:

     a.   Certificate of Incorporation of the Company, as amended to date;

     b.   Bylaws of the Company, as amended to date; and

     c. Certified Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the stock.

         I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy of accuracy of such documents and records.

         Based on the foregoing, it is my opinion that the stock being registered under the Registration Statement, as issued, is and will be duly and validly authorized, fully paid and non-assessable under Wyoming Laws.

         I express no opinion as to compliance with the Securities Acts or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

         I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock described in the Registration Statement in connection with the offering described therein.

         This opinion covers only matters of Wyoming law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

         The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

                                       Sincerely,

                                       /s/Michael A. Littman
                                       ------------------------
                                       Michael A. Littman